Exhibit 1.1

EXECUTION VERSION

Pricing Agreement

Barclays Capital Inc.

745 Seventh Avenue, 5th Floor

New York, NY 10019

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Itau BBA USA Securities Inc.

767 Fifth Avenue, 50th Floor

New York, NY 10153

November 9, 2010

Ladies and Gentlemen:

Anheuser-Busch InBev Worldwide Inc. (the “Issuer”), incorporated under the laws of the State of Delaware, and Anheuser-Busch InBev SA/NV (the “Parent Guarantor”), Anheuser-Busch Companies, Inc., BrandBrew S.A., and Cobrew NV/SA (each a “Subsidiary Guarantor” and together with the Parent Guarantor, the “Guarantors”), propose, subject to the terms and conditions stated herein and in the Underwriting Agreement Standard Provisions (the “Underwriting Agreement”), a copy of which is attached hereto, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section I of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Prospectus (as therein defined). Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section XII of the Underwriting Agreement and the address of the Representatives referred to in such Section XII are set forth at the end of Schedule II hereto.

With respect to this Pricing Agreement, the Underwriting Agreement has been amended as follows:

(a)	Paragraph (j) below is added to Section I of the Underwriting Agreement:

(j)	None of the Issuer, the Parent Guarantor or any of the Significant Subsidiaries (defined below) is currently the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and neither the Issuer nor the Parent Guarantor will use the proceeds of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity for the purpose of financing the activities of any person that is currently the target of economic sanctions administered by OFAC. “Significant Subsidiaries” refers to Anheuser-Busch Companies, Inc., Cobrew N.V./S.A., Companhia de Bebidas das Américas AmBev, InBev Belgium and Labatt Canada.

(b)	Paragraph (k) below is added to Section I of the Underwriting Agreement:

(k)	Other than immaterial violations, to the extent applicable to it, none of the Issuer, the Parent Guarantor, any of the Significant Subsidiaries or any director or executive officer of the Issuer or the Parent Guarantor is aware of or has taken any action, directly or indirectly, that has resulted or will result in a violation by such persons of the Foreign Corrupt Practices Act (“FCPA”) (including, without limitation, making use of the mail or any means or instrument of U.S. interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA), the Organisation for Economic Co-operation and Development (“OECD”) Convention or any similar law or regulation to which the Issuer, the Parent Guarantor, any of the Significant Subsidiaries or any director or executive officer of the Issuer or Parent Guarantor, is subject. To the extent such provisions are applicable, each of the Issuer, Parent Guarantor and the Significant Subsidiaries has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA, the OECD Convention or any similar law or regulation applicable thereto.

(c)	Paragraph (l) below is added to Section I of the Underwriting Agreement:

(l)	Except as disclosed in the Pricing Prospectus, so far as the Issuer and Parent Guarantor is aware, no subsidiary has any material actual or contingent liability under applicable laws and regulations relating to the environment in Belgium or any jurisdiction where any subsidiary has material operations, other than as would not reasonably be expected to result in a Material Adverse Effect (as defined in the Underwriting Agreement).

(d)	Paragraph (m) below is added to Section I of the Underwriting Agreement:

(m)	No event has occurred nor, so far as the Issuer and the Parent Guarantor are aware, have any circumstances arisen since March 29, 2010 which constitute or result in, or would with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination constitute or result in a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which the Issuer and the Parent Guarantor is a party, other than as would not reasonably be expected to have a Material Adverse Effect (as defined in the Underwriting Agreement).

A supplement to the Prospectus relating to the Designated Securities in the form heretofore delivered to you is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 2:58 p.m. New York time. Each “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section VII of the Underwriting Agreement is listed in Schedule III hereto.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Issuer agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Issuer, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us two or more counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, the Issuer and the Guarantors.

Very truly yours,

ANHEUSER-BUSCH INBEV WORLDWIDE INC.

By:	/s/ Scott Gray
Name:	Scott Gray
Title:	Director of Funding

Very truly yours,

ANHEUSER-BUSCH INBEV SA/NV

By:	/s/ Scott Gray	/s/ Alena Brenner
Name:	Scott Gray	Alena Brenner
Title:	Director of Funding	Legal Director, Commercial & M&A

Very truly yours,

ANHEUSER-BUSCH COMPANIES, INC.

By:	/s/ Scott Gray
Name:	Scott Gray
Title:	Director of Funding

Very truly yours,

COBREW NV/SA

By:	/s/ Scott Gray
Name:	Scott Gray
Title:	Director of Funding

Very truly yours,

BRANDBREW S.A.

By:	/s/ Scott Gray
Name:	Scott Gray
Title:	Director of Funding

Accepted as of the date hereof:

BARCLAYS CAPITAL INC.

By:	/s/ Pamela Kendall
Name:	Pamela Kendall
Title:	Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Marc Fratepiero	By:	/s/ John C. McCabe
Name:	Marc Fratepiero	Name:	John C. McCabe
Title:	Managing Director	Title:	Director

ITAU BBA USA SECURITIES INC.

By:	/s/ Douglas Chen /s/ Steven Hurwitz
Name:	Douglas Chen Steven Hurwitz
Title:	Co-CEO CCO

SCHEDULE I

Underwriter	Principal Amount of Designated Securities to be Purchased

Barclays Capital Inc.	BRL	262,500,000

Deutsche Bank Securities Inc.	BRL	262,500,000

Itau BBA USA Securities Inc.	BRL	225,000,000

Total	BRL	750,000,000

SCHEDULE II

BRL 750,000,000 9.750% Notes due 2015

Issuer:

Anheuser-Busch InBev Worldwide Inc.

Parent Guarantor:

Anheuser-Busch InBev SA/NV

Subsidiary Guarantors:

BrandBrew S.A.

Cobrew NV/SA

Anheuser-Busch Companies, Inc.

Title:

9.750% Notes due 2015

Aggregate principal amounts:

BRL 750,000,000

Price to Public:

100% of the principal amount of the Designated Securities, plus accrued interest from November 17, 2010. Purchasers will make payment of the public offering price in U.S. dollars based on an exchange rate for the conversion of Brazilian reais into U.S. dollars of BRL1.7001 per U.S.$1.00.

Purchase Price by Underwriters:

99.65% of the principal amount of the Designated Securities, plus accrued interest from November 17, 2010.

Form of Designated Securities:

Book-entry only form represented by one or more global registered form securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

Immediately available funds.

Indenture:

Indenture, dated as of October 16, 2009 (the “Base Indenture”), as supplemented by the Eleventh Supplemental Indenture, to be executed at closing, among the Issuer, the Parent Guarantor, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee.

Maturity:

November 17, 2015

Interest Rate:

9.750%

Interest Payment Dates:

Each May 17 and November 17

Conversion of the Payment Amounts:

All amounts due in respect of principal or interest will be paid in U.S. dollars, calculated by the Calculation Agent by translating the Brazilian real amounts into U.S. dollars at the Applicable Exchange Rate on the applicable Exchange Rate Determination Date.

Applicable Exchange Rate:

The Applicable Exchange Rate on any date, means the PTAX800 on such date or, in the event the PTAX800 is unavailable, the EMTA BRL Industry Survey Rate (BRL12), and in the event the EMTA BRL Industry Survey Rate (BRL12) is unavailable, the EMTA BRL Indicative Survey Rate (BRL13). See Prospectus for details in the event that the EMTA BRL Indicative Survey Rate (BRL13) is unavailable.

Exchange Rate Determination Date:

The Exchange Rate Determination Date is the third Business Day preceding each Interest Payment Date, redemption date or Effective Date or the Maturity Date, or the third Business Day preceding the date on which any payment is made in respect of the Notes following an acceleration of the maturity of the Notes.

Business Day:

As described in the Prospectus.

Additional Amounts:

As described in the Prospectus.

Optional Tax Redemption:

As described in the Prospectus.

Holder’s Option to Require Repayment upon a Change of Control:

As described in the Prospectus.

Sinking Fund:

No sinking fund.

Extendable provisions:

No extendable provisions.

Defeasance provisions:

The Designated Securities are entitled to full defeasance and discharge as described in Indenture.

Time of Delivery:

November 17, 2010.

Listing and Trading:

Application will be made for the Notes to be admitted to listing on the New York Stock Exchange. No assurance can be given that such application will be granted.

CUSIPs and ISNINs:

CUSIP: 03523T AY4

ISNIN: US03523TAY47

Calculation Agent:

The Bank of New York Mellon Trust Company, N.A.

Closing Location:

Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.

Names and addresses of Representatives:

Barclays Capital Inc.

745 Seventh Avenue, 5th Floor

New York, NY 10019

Attn: Syndicate Registration

Fax: (646) 834-8133

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attn: Debt Capital Markets Syndicate

Fax: (212) 797-4877

Itau BBA USA Securities Inc.

767 Fifth Avenue, 50th Floor

New York, NY 10153

Attn: Debt Capital Markets

Fax: (212) 207-9076

Other Terms:

Selling Restrictions

European Economic Area:

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the Underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Designated Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Designated Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Designated Securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

provided that no such offer of the Designated Securities referred to above shall require the Issuer or the Guarantors or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Designated Securities to the public” in relation to any Designated Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Designated Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Designated Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom:

Each of the Underwriters has represented and agreed that, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of any Designated Securities in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantors and that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

France:

Each of the Underwriters and the Issuer has represented and agreed that:

•

it has only made and will only make an offer of the Designated Securities to the public (appel public à l’épargne) in France in the period beginning (1) when a prospectus in relation to the Designated Securities has been approved by the Autorité des marchés financiers (“AMF”), on the date of such publication or, (2) when a prospectus has been approved by the competent authority of another Member State of the European Economic Area which has implemented the EU Prospectus Directive 2003/71/EC, on the date of notification of such approval to the AMF, all in accordance with articles L.412-1 and L.621-8 of the French Code monétaire et financier and the Règlement général of the AMF, and ending at the latest on the date which is 12 months after the date of such publication; or

•

it has only made and will only make an offer of the Designated Securities to the public in France (appel public à l’épargne) and/or it has only required and will only require the admission to trading on Euronext Paris S.A. in circumstances which do not require the publication by the Issue or the Guarantors of a prospectus pursuant to articles L.411-2 and L.412-1 of the French Code monétaire et financier; and

otherwise, it has not offered or sold and will not offer or sell, directly or indirectly, the Designated Securities to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the prospectus, prospectus supplement or any other offering material relating to the Designated Securities, and that such offers, sales and distributions have been and shall only be made in France only to (1) providers of investment services relating to portfolio management for the account of third parties, and/or (2) qualified investors (investisseurs qualifiés), all as defined in, and in accordance with, articles L.411-1, L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier.

Hong Kong:

Each Underwriter has represented and agreed that it has not offered or sold and will not offer or sell any Designated Securities by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, any advertisement, invitation or document relating to the Designated Securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Designated Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan:

The Designated Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and each Underwriter has represented and agreed that it will not offer or sell any Designated Securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore:

This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Designated Securities may not be circulated or distributed, nor may the Designated Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in

Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Designated Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Designated Securities pursuant to an offer made under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2), or (in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; or (4) as specified in Section 276(7) of the SFA.

Brazil:

The Designated Securities may not be offered or sold to the public in Brazil. Accordingly, this Prospectus have not been nor will they be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor have they been submitted to the foregoing agency for approval. Documents relating to the offer, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the Designated Securities pursuant to this Prospectus is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of the Designated Securities to the public in Brazil.

Other jurisdictions outside the United States:

Each Underwriter has represented and agreed that with respect to any other jurisdiction outside the United States, it has not offered or sold and will not offer or sell any of the Designated Securities in any jurisdiction, except under circumstances that resulted or will result in compliance with the applicable rules and regulations of such jurisdiction.

SCHEDULE III

(a)	Issuer Free Writing Prospectuses:

Pricing Term Sheet prepared in accordance with Section VII(a) of the Underwriting Agreement

(b)	Underwriter Free Writing Prospectuses:

None.